SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[X]    Soliciting Material Pursuant to Rule 14a-12


                             NET PERCEPTIONS, INC.
               (Name of Registrant as Specified in Its Charter)
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2) Aggregate number of securities to which transaction applies: Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4) Proposed maximum aggregate value of transaction: Not applicable

(5) Total fee paid: Not applicable

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not applicable

(2) Form, Schedule or Registration Statement No.: Not applicable

(3) Filing Party: Not applicable

(4) Date Filed: Not applicable

Contact:

Tom Donnelly
President and Chief Financial Officer
Net Perceptions, Inc.
952-842-5400
tdonnelly@netperceptions.com


        Net Perceptions' Board Rejects Obsidian Exchange Offer; Intends to File Revised Preliminary Proxy Materials For Plan of Liquidation; Announces Agreement to Sell Patent Portfolio

MINNEAPOLIS - Net Perceptions, Inc. (Nasdaq: NETP) announced that after careful consideration, including a thorough review with independent financial and legal advisors, its board of directors has unanimously determined that Obsidian Enterprises, Inc.'s unsolicited exchange offer for all outstanding shares of Net Perceptions common stock is financially inadequate and not in the best interests of Net Perceptions' shareholders. Accordingly, the Net Perceptions' board of directors urges stockholders to reject Obsidian's offer and not tender their shares.

In making its recommendation, Net Perceptions' board of directors considered, among other things:

o The opinion of its financial advisor, Candlewood Partners, LLC, delivered to the board of directors on December 30, 2003, that, as of that date, the consideration offered in the Exchange Offer was inadequate from a financial point of view to the Company's stockholders, other than Obsidian and its affiliates;

o The liquidation analysis prepared by Candlewood Partners reflecting estimated cash distributions pursuant to the plan of liquidation in the range of $.41 to $.45 per share. In this connection, the board unanimously concluded that, assuming there were no developments, events or circumstances which would result in an adverse change to the results of the Candlewood liquidation analysis, and assuming the cash consideration payable to the Company under the patent portfolio sale agreement and the non-exclusive source code license agreement referred to below is received by the Company as reflected in Candlewood Partners' liquidation analysis, an initial distribution estimated to be approximately $.40 per share could be made to stockholders shortly after stockholder approval and adoption of the plan of liquidation previously adopted by the board of directors;

o    Candlewood's financial analysis of Obsidian and the exchange offer;

o In the view of Candlewood, the large number of shares of Obsidian common stock that would be received by the Company's stockholders if the exchange offer and proposed subsequent merger were consummated, combined with the small average trading volume of Obsidian common stock, highlights the potential difficulty of selling the shares of Obsidian common stock that would be received in the exchange offer and such subsequent merger; and

o The fact that Obsidian's exchange offer is highly conditional, which results in significant uncertainty that the offer will be consummated.

Additional information with respect to the board's decision and its actions is contained in a Schedule 14D-9 which has been filed with the Securities and Exchange Commission (SEC) and will be mailed to the Company's stockholders.

The Company said that its board of directors continues to believe that implementing the plan of liquidation adopted by the board on October 21, 2003 is the best available alternative at this time. Accordingly, and in order to move forward with the SEC review process so as to minimize further delay in providing liquidity to stockholders, the Company expects to file with the SEC as soon as practicable a revised preliminary proxy statement relating to a special meeting of stockholders at which the plan of liquidation would be voted upon. A new date for that meeting, which had previously been scheduled for December 23, 2003, has not yet been fixed. The Company also said that, while it intends to continue at this time to pursue completion of the SEC review process and stockholder approval of the plan of liquidation, it also expected to continue discussions with potential acquirers who are willing to promptly and diligently pursue, in a manner consistent with the Company's objective of minimizing cash expenses, a definitive agreement to acquire the Company on terms which would provide substantial transaction certainty and higher realizable value to stockholders than implementing the plan of liquidation.

Separately, the Company announced that it has entered into an agreement with Thalveg Data Flow LLC to sell to Thalveg Net Perceptions' patent portfolio for a purchase price of $1.8 million. The agreement includes a royalty-free license back to Net Perceptions under the patents, patent licenses and pending patent applications being transferred. The transaction does not involve any other intellectual property rights or other assets of Net Perceptions, including its proprietary software products, which remain with Net Perceptions. Consummation of the transaction is subject to stockholder approval as part of the previously announced Plan of Complete Liquidation and Dissolution or otherwise. A copy of the agreement is being filed today with the SEC as an exhibit to a current report on Form 8-K, and the foregoing description of the agreement is qualified in its entirety by reference to such copy. Finally, the Company said that it had granted to a software company a non-exclusive source code license to a portion of the Company's intellectual property for a cash payment of $325,000. Under the license agreement, the Company will provide certain consulting and support services to the licensee for additional cash payments totaling $75,000.

Additional Information About the Plan of Liquidation and Where to Find It

In connection with the proposed plan of complete liquidation and dissolution, on November 4, 2003, the Company filed with the Securities and Exchange Commission (SEC) preliminary forms of, and may file with the SEC revised preliminary and definitive forms of, a proxy statement and other relevant materials. SECURITY HOLDERS OF THE COMPANY SHOULD READ THE APPLICABLE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN OF LIQUIDATION. Investors and security holders may obtain a copy of the applicable proxy statement and such other relevant materials (when and if they become available), and any other documents filed by the Company with the SEC, for free at the SEC's web site at www.sec.gov, or for free from the Company by directing a request to: Net Perceptions, Inc., 7700 France Avenue South, Edina, Minnesota 55435, Attention: President.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the proposed Plan of Complete Liquidation and Dissolution. Information regarding the direct and indirect interests of the Company's executive officers and directors in the proposed Plan of Complete Liquidation and Dissolution is included in the preliminary form of, and will be included in any revised preliminary and definitive form of, the proxy statement filed with the SEC in connection with such proposed Plan.